Exhibit 99.2

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in Amendment No. 1 to the Registration Statement on Form S-4 (the “Registration Statement”) of Endo International plc (“Endo”) and in the Proxy Statement/Prospectus of Auxilium Pharmaceuticals, Inc. and Endo, which is part of the Registration Statement, of our opinion dated October 8, 2014 appearing as Annex C to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinions of Auxilium’s Financial Advisors—Opinion of Morgan Stanley & Co. LLC,” “Risk Factors—Risks Relating to the Merger—The opinions of Auxilium’s financial advisors will not reflect changes in circumstances between the original signing of the merger agreement and the completion of the merger,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Auxilium Board of Directors; Auxilium’s Reasons for the Merger,” “The Merger—Opinions of Auxilium’s Financial Advisors—Opinion of Morgan Stanley,” and “The Merger—Prospective Financial Information.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ James Talbot
James Talbot
Vice President

New York, New York

December 10, 2014